EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dade Behring Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Dade Behring Holdings, Inc. of our report dated February 26, 2007, with respect to the consolidated balance sheet of Dade Behring Holdings, Inc. as of December 31, 2006, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Dade Behring Holdings, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment and Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No.87, 88, 106 and 132(R).

/s/ KPMG LLP
Chicago, Illinois
May 11, 2007